EXHIBIT 10.1

MANAGEMENT CONSULTING AGREEMENT

This Management Consulting Agreement (“Agreement”) is entered into this 30th day of May, 2003, by and between PurchaseSoft, Inc., a corporation organized and existing under the laws of the State of Delaware and having a principal place of business at 7514 Girard Ave Ste 1440, La Jolla, CA 92037 (“Client”), and Steven A. Flagg, an individual having a principal place of business at 7514 Girard Ave Ste 1440, La Jolla, CA 92037 (“Consultant”).

1.  Performance by Consultant

Consultant agrees to provide management consulting services to Client as may be necessary to completely discharge the duties of the offices of President and Chief Executive Officer for PurchaseSoft, Inc. Consultant agrees to spend his time on the affairs of the Company to the extent necessary to discharge the responsibilities attendant to these offices, to use his reasonable best efforts to perform faithfully and efficiently such responsibilities.

2.  Payment for Services

a.  Fees, Price Protection.  Client agrees to pay Consultant for the management consulting services as follows:

1.

Company will pay a commission of 10% of revenue per month from software licenses, upgrades, maintenance, hosting and professional services, however, such revenue will not include revenue from acquired operations for which compensation is determined under 2.a 2. below.  Compensation under this paragraph shall be limited to a maximum of $10,000 per month.  Commission is calculated on revenue as recorded in the Company’s accounting records under GAAP and is payable by the 10th of the following month.

2.

Company will pay a management fee of $10,000 at closing and $3,000 per month thereafter for each acquisition completed by the Company provided the aggregate value of the acquisition at closing is over $500,000.  Monthly fee is payable by the 10th of the following month.

3.

Company will pay a commission of 2% on the net proceeds received by the Company from any debt or equity financing transaction completed whose aggregate value exceeds $100,000.  The maximum paid under this provision will be $50,000 per transaction.  Payment will be due within five days of the receipt of funds by the Company.

The total fees paid under 2.a.1 and 2.a.2 above shall be limited to a maximum of $15,000 per month.  The fees as specified herein are the total fees and charges for the services and will not be increased during the term of this Agreement except as the parties may agree in writing.

b.  Out-of-Pocket Expenses.  Consultant shall be reimbursed for all reasonable out-of-pocket expenses including, but not limited to, meals, suitable short-term housing, and transportation expenses such as gas and mileage. Consultant shall follow Client’s standard practices in the submission of all claims for reimbursement.

c.  Grant of Non-Statutory Stock Option.  None.

3.  Rights in Data and Works

a.  Ownership.  Consultant agrees that Client is the owner of all right, title and interest in all computer programs, including any source code, object code, enhancements and modifications, all files, including input and output materials, all documentation related to such computer programs and files, all media upon which any such computer programs, files and documentation are located (including tapes, disks and other storage media) and all related material that are used by, developed for, or paid for by Client in connection with the performance of any services provided by Consultant before or after the date set forth above.

b.  Proprietary Rights.  In no way limiting Section 3.a above, Consultant agrees that all copyrights and other proprietary rights in computer programs, files, documentation, and related materials that are paid for by Client or developed by Consultant in connection with this Agreement are owned by Client and Consultant hereby assigns to Client all right, title and interest in such copyrights and other proprietary rights.

4.  Termination

a.  Commencement and Renewal.  This Agreement shall commence on the date set forth above and shall remain in effect for one year.  Thereafter, this Agreement shall be renewed automatically without interruption for successive one (1) year terms at the same terms, conditions and prices as set forth herein except that there shall be no additional grants of options to purchase stock without separate Board action.  After the initial one year term, either party may notify the other party, in writing, of its election not to renew, in which event this Agreement will terminate one hundred eighty (180) days after receipt of such notice.  This Agreement may be renewed with revised terms, conditions and prices only upon written agreement of both parties.

b.  Termination.  Either party, upon giving written notice to the other party, may terminate this Agreement:

i.  if the other party or its employees, consultants or other agents violate any provision of this Agreement and the violation is not remedied within thirty (30) days of the party’s receipt of written notice of the violation;

ii.  if at any time after the commencement of the Services, Client, in its reasonable judgment, determines that such services are inadequate, unsatisfactory, or substantially nonconforming to the specifications, descriptions, warranties, or representations contained herein and the problem is not remedied within thirty (30) days of the party’s receipt of written notice describing the problem; or

In the event that any of the above events occurs to a party, that party shall immediately notify the other party of its occurrence.

c.  Obligations Upon Expiration or Termination.  Upon expiration or termination of this Agreement, Consultant shall promptly return to Client all computer programs, files, documentation, media, related material and any other material that, pursuant to Section 3 above, is owned by Client.  Expiration or termination of this Agreement shall not relieve either party of its obligations regarding Confidential Information under Section 5 below.

5.  Confidential Information

a.  Non-Disclosure.  Each party agrees not to use, disclose, sell, license, publish, reproduce or otherwise make available the Confidential Information of the other party except and only to the extent necessary to perform under this Agreement.  Each party agrees to secure and protect the other party’s Confidential Information in a manner consistent with the maintenance of the other party’s confidential and proprietary rights in the information and to take appropriate action by instruction or agreement with its employees, consultants or other agents who are permitted access to the other party’s Confidential Information to satisfy its obligations under this Section.

b.  Definition.  “Confidential Information” means a party’s information, not generally known by non-party personnel, used by the party and which is proprietary to the party or the disclosure of which would be detrimental to the party.  Confidential Information includes, but is not limited to, the following types of information (whether or not reduced to writing or designated as confidential):

i.  work product resulting from or related to Services performed under this Agreement;

ii.  a party’s computer software, including documentation;

iii.  a party’s internal personnel, financial, marketing and other business information and manner and method of conducting business;

iv.  a party’s strategic, operations and other business plans and forecasts;

v.  confidential information provided by or regarding a party’s employees, customers, vendors and other contractors; and

6.  Limitation of Liability

In no event shall either of the parties hereto be liable to the other for the payment of any consequential, indirect, or special damages, including lost profits.  Client agrees to provide Consultant with coverage as an officer under its Directors and Officers Liability Insurance Policy with respect to all services performed by Consultant pursuant to this Agreement.

7.  Assignment

a.  Consent Required.  Consultant shall not assign or subcontract the whole or any part of this Agreement without Client’s prior written consent.

b.  Subcontracting.  Any subcontract made by Consultant with the consent of Client shall incorporate by reference all the terms of this Agreement.  Consultant agrees to guarantee the performance of any subcontractor used in performance of the Services.

8.  Other Provisions

a.  Status as Independent Contractor.  Consultant and Client are contractors independent of one another and neither party’s employees will be considered employees of the other party for any purpose.

b.  Applicable Law and Forum.  This Agreement shall be governed and construed in accordance with the laws of the State of California without regard to the conflicts of laws or principles thereof.

c.  Waiver.  No waiver by Client of any breach by Consultant of any of the provisions of this Agreement shall be deemed a waiver of any preceding or succeeding breach of the same or any other provisions hereof.  No such waiver shall be effective unless in writing and then only to the extent expressly set forth in writing.

d.  Entire Agreement.  This Agreement constitutes the entire agreement between Consultant and Client.

e.  Modifications.  No modification of this Agreement shall be effective unless in writing and signed by both parties.

f.  Severability. If any provision of this Agreement is invalid or unenforceable under any statute or rule of law, the provision is to that extent to be deemed omitted and the remaining provisions shall not be affected in any way.

IN WITNESS WHEREOF, and in acknowledgment that the parties hereto have read and understood each and every provision hereof, the parties have executed this Agreement on the date first set forth above.

CLIENT:

/s/ Thomas B. Marsh
Signature

Thomas B. Marsh

Name

Secretary and Treasurer

Title

7514 Girard Ave Ste 1440

La Jolla, CA 92037

Address

CONSULTANT:

/s/ Steven A. Flagg
Signature

Steven A. Flagg

Name

7514 Girard Ave Ste 1440

La Jolla, CA 92037
Address